EX 10.1 FORBEARANCE AGREEMENT DATED JANUARY 16, 2009.

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is made as of the 16th day of January, 2009, by and among XENOMICS, INC., a Florida corporation having offices located at One Deer Park Drive, Suite F, Monmouth Junction, New Jersey 08852   (the “Company”), and those holders of the “Debentures” (as that term is defined below) who have executed this Agreement (the “Undersigned Holders”).  All of the holders of the Debentures are  referred to herein collectively as the “Holders.”

WHEREAS, on or about November 14, 2006, each Holder purchased from the Company a 6% Convertible Debenture Note (each a “Debenture,” and all of them, collectively, the “Debentures”).  All capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Debenture; and

WHEREAS, the Company is in breach of various covenants, representations and warranties under the Debentures and the other documents that were executed or exchanged in connection therewith (the “Transaction Documents”), including without limitation: (i) its failure to pay interest when due under the Debentures, (ii) its failure to pay any and all late fees due under the Debentures, (iii) its failure to timely file the initial Registration Statement as required under the terms and conditions of the Registration Rights Agreement, (iv) its failure to qualify the Registrable Securities (as that term is defined in the Registration Rights Agreement) for quotation in a Trading Market for a period of five (5) days’ starting on June 20, 2007, (v) its failure to satisfy all amounts due and owing under the Debentures on the Maturity Date, and (vi) its acceptance of financing in the principal amount of $120,000 from Kira Sheinerman Ph.D. in 2008 that did not qualify as “Permitted Indebtedness” under the Debenture and which was intended to assist the Company in meeting its operating expenses.  The Company’s breaches under the Transaction Documents are referred to herein singularly and/or collectively as the “Breaches”; and

WHEREAS, as a result of the Breaches, events of default have occurred and are continuing under the Transaction Documents.  In addition to any other rights that the Holders may have, upon an occurrence of an “Event of Default,” as defined under the Debenture, the Company is required to redeem the outstanding Debentures for an amount equal to the sum of (i) 130% of the principal amount, (ii) all accrued and unpaid interest, and (iii) Late Fees and the costs of collection (i.e., together the “Mandatory Default Amount”).  Furthermore, the failure to file the Registration Statement requires the Company to make a monthly payment to each Holder in an amount equal to 1.5% of the aggregate purchase price paid by said Holder for the Debenture; and

WHEREAS, the Company has requested that the Holders waive all of the Company’s defaults that have heretofore occurred or that exist as of the date hereof under any of the Transaction Documents (the “Existing Defaults”); and

WHEREAS, the Undersigned Holders are willing to waive the Existing Defaults in accordance with  the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Undersigned Holders hereby agree as follows:

1.        Ratification of Existing Agreements.  Except as otherwise modified herein, upon the satisfaction of the conditions set forth in Section 4 hereof, all of the Company’s obligations, indebtedness and liabilities to the Undersigned Holders, as evidenced by or otherwise arising under the Transaction Documents are ratified and confirmed in all respects by the Company, subject to the terms of this Agreement.

2.        Waiver of Default Events.  Subject to the satisfaction of the conditions set forth in Section 4 of this Agreement, each of the Undersigned Holders hereby agrees to waive each of the Existing Defaults, including but not limited to any defaults that would give rise to the right to any payment under Section 4(d) of the Debenture, and will forbear from taking any action on any of the Existing Defaults which may be continuing from the date hereof until the earlier of (a) the occurrence of a new Event of Default that is not cured within the applicable grace or cure period, if any or (b) the Maturity Date (as revised in Section 3(a) hereof).  Notwithstanding the foregoing, and so as to avoid any confusion or doubt, the Undersigned Holders are not waiving any new Event of Default (as defined in a Transaction Document) that may arise from and after the date hereof, including without limitation, any Event of Default that may arise in the case of the commencement of any legal proceeding against the Company (whether the same relates to circumstances that occurred prior to or after the date hereof) under Sections 8.a)ii or 8.a)iii of the Debenture, as modified by this Agreement.

3.        Amendments to Transaction Documents. Notwithstanding any provision to the contrary set forth herein, the terms and conditions of the Transaction Documents are hereby amended as follows:

(a)       The definition of “Maturity Date” in the Debenture is hereby amended to December 31, 2010.

(b)       From and after the date hereof, and continuing until the first to occur of an occurrence of a new Event of Default arising from and after the date hereof (that is not cured within an applicable grace or cure period, if any) or the Maturity Date (as revised in Section 3(a) above), the Company shall pay interest to each Holder, on a quarterly basis commencing on April 1, 2009 (and continuing on each July 1, October 1 and January 1 thereafter) on the aggregate unconverted and then outstanding principal amount of the Debenture at a rate equal to 11% per annum, by the issuance of non-assessable shares of Common Stock at a conversion rate equal to $.50 per share.  The Company and each of the Holders hereby agree that all such shares of Common Stock issued under this Section 3(b) shall be “Registrable Securities,” as that term is defined in the Registration Right Agreement, subject to the terms and conditions of the Registration Rights Agreement, as amended by the terms of Section 3(c) hereof.

(c)       The definition of the “Filing Date” in the Registration Rights Agreement is hereby amended by deleting the date “May 14, 2007” and replacing it with the date “December 31, 2010.”

(d)       Section 8.a)i. of the Debenture is hereby amended to read in its entirety as follows:

          “i.       any default in the payment of (A) the principal amount of any Debenture, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured within 5 Trading Days after written notice from the Holder.

(e)       Section 8.a)ii. of the Debenture is hereby amended to read in its entirety as follows:

          “ii.      the Company shall materially fail to observe or perform any other covenant or agreement contained in this Debenture or any other Debenture which failure is (1) not cured, if possible to cure, within the earlier to occur of A) 10 Trading Days after notice of such default sent by the Holder or by any other Holder, and (B) 15 Trading Days after the Company shall become or should have become aware of such failure, and (2) said Holder commences a lawsuit against the Company as a result of said uncured breach;”

(f)       Section 8.a)iii. of the Debenture is hereby amended to read in its entirety as follows:

          “iii.     a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents and as a result thereof, a lawsuit is commenced against the Company, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound and a judgment in an amount not less than $100,000 has been entered against the Company as a result thereof;”

(g)       Section 8.a)v.(vi) of the Debenture is hereby deleted.

(h)       Section 8.a)v.(vii) of the Debenture is hereby deleted.

(i)       Section 8.a)vii. of the Debenture is hereby amended by adding the phrase “from and after December 31, 2010” to the end thereof.

(j)       Section 8.a)xii. of the Debenture is hereby amended to read in its entirety as follows:

          “xii.     any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of 45 calendar days (or such longer period of time as agreed to by the Majority Holders).”

(k)       Section 8 of the Debenture is hereby further amended by adding the following new clauses:

          “(ix)     the failure by the Company’s shareholders to elect the “Debenture Holder Director” or the “Additional Director,” as those terms are described in Section 7 of that certain Forbearance Agreement, dated as of January 16, 2009, by and among the Company and the Holders (the “Forbearance Agreement”), or their respective successors, in accordance with the terms and conditions of the Forbearance Agreement, or the removal of the Debenture Holder Director or the Additional Director without the prior written consent of the “Majority Holders,” as defined in the Forbearance Agreement, while any of the Debentures remain unpaid or unsatisfied;

          (x)       the occurrence of any of the following without the prior written consent of at least a majority of the Executive Committee or Compensation Committee of the Company’s Board of Directors, as the case may be, including in any case the affirmative consent of the Debenture Holder Director appointed and qualified in accordance with the terms of the Forbearance Agreement, who will serve on both of those committees:  (1) the issuance of any shares of Common Stock to any director, except as permitted under the Forbearance Agreement, (2) the issuance of any options to purchase shares of capital stock to any employee, consultant, and officer and/or director of the Company, (3) the offer of any compensation package to any officer of the Company or proposed officer of the Company that would enable said officer to purchase in excess of 500,000 shares of capital stock of the Company (whether by option grant, warrant or otherwise), provided, however, that  shares purchased by any officer in the open market or in connection with a capital raise by the Company will be exempt from these limitations, or (iv) the appointment or hiring of a chief executive officer of the Company;

          (xi)      the breach by the Company of any of its obligations set forth in the Forbearance Agreement; provided, however, if such breach is not related to the Company’s failure to pay the Holder amounts due under the Transaction Documents as modified by this Forbearance Agreement, such breach shall not be deemed an Event of Default unless the Company fails to cure said breach within thirty (30) days after its receipt of written notice thereof; or”

(l)       The definition of the term “Mandatory Default Amount” contained in the Debenture is hereby amended to read in its entirety as follows:

“The outstanding principal amount owed under this Debenture, plus all accrued and unpaid interest and all other amounts, costs, expenses and liquidated damages due in respect of this Debenture (but excluding any sums that were satisfied pursuant to the terms of the Forbearance Agreement).”

In the event of a conflict between the terms and conditions set forth in Section 3 of this Agreement and the terms and conditions set forth in any of the Transaction Documents, the terms and conditions of the Transaction Documents shall be deemed to be amended so as to be consistent with the amendments set forth in this Section 3.  For the avoidance of doubt, it is understood and agreed that each of the Existing Defaults is being irrevocably waived by the Holders, subject to the terms of Section 4 hereof, but the Holders are not waiving any new Event of Default (as defined in a Transaction Document) that may arise from and after the date hereof, including without limitation, any Event of Default that may arise in the case of the commencement of any legal proceeding against the Company (whether the same relates to circumstances that occurred prior to or after the date hereof) under Sections 8.a)ii or 8.a)iii of the Debenture, as modified by this Agreement.

4.        Conditions Precedent to Holders Obligations.  Notwithstanding anything to the contrary set forth herein, the terms and conditions of this Agreement shall not be effective, and the Holders shall have no obligation to waive the Events of Default under this Agreement, unless and until all of the following conditions precedent have been satisfied:

(a)       Each and every Holder shall have executed this Agreement on or before January 30, 2009, pursuant to which they agree to be bound by the terms and conditions set forth herein.  In connection therewith, each Holder hereby acknowledges that their respective signature page will be held in escrow by Herrick, Feinstein LLP (the “Escrow Agent”) pursuant to the escrow agreement attached hereto until the signature pages from all of the Holders have been obtained.  The date upon which all of such signature pages are obtained by the Escrow Agent is hereinafter referred to as the “Effective Date.”  Upon receipt of all signature pages, the Escrow Agent shall forward a fully-executed copy of each Agreement to each Holder. Notwithstanding the forgoing, in the event that all such signature pages have not been received by the Escrow Agent on or before January 30, 2009, the Escrow Agent shall destroy or return each signature page to the respective Holder that signed the same, and all of the terms and conditions of this Forbearance Agreement shall be null and void and of no force and/or effect whatsoever.

(b)       The Company has issued the “Payment Shares” (defined below) to each Holder as described below, which shares of Common Stock are issued in full payment of: (i) all accrued and unpaid interest on the Debentures (including all interest that has accrued at the 18% default rate from June 27, 2007 through the date hereof) and late fees at the Interest Conversion Rate set forth in the Debenture, and (ii) for all amounts due and owing under Section 2(b) of the Registration Rights Agreement for the period from May 1, 2007 through the date hereof. The Company and each of the Holders hereby agree that all such shares of Common Stock issued under this Section 4(b) shall be “Registrable Securities,” as that term is defined in the Registration Right Agreement, subject to the terms and conditions of the Registration Rights Agreement, as amended by Section 3(c) hereof.  It is agreed and understood that the Company shall issue 2.655191 shares of Common Stock in return for each dollar owed on account of the items listed in subsections (i) and (ii) of this Section 4(b) (such shares, the “Payment Shares”), and that the issuance of said Payment Shares to the Holders shall be deemed to satisfy the Company’s obligations to make payment to the Holders under the Transaction Documents on account of any amounts due to the Holders as of the date hereof by virtue of the Existing Defaults (whereas the due date for the payment of the principal amounts due to the Holders under the Debentures is, pursuant to this Agreement, changed to December 31, 2010).  It is further agreed and understood that any Common Stock issued pursuant to this Section 4(b) or Section 6(c) hereof shall be deemed “Exempt Securities” as defined under the Transaction Documents whose issuance shall not trigger any penalty or anti-dilution provision contained in the Transaction Documents.

(c)        The Holders shall have received a true and correct list of “Options,” as that term is defined below; and the authorizations, on January 9, 2009, to issue additional Options to Mr. John Brancaccio, and on October 2, 2008, to issue Additional Options to Dr. Sheinerman and to Dr. Picker, shall have been rescinded.

5.        Representations and Warranties.

              A.    The Company hereby represents and warrants to the Undersigned Holders that:

(a)       The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and do not contravene (i) the organizational documents of the Company, (ii) any applicable law or regulation, or (iii) any other material agreement or undertaking by which the Company is bound.

(b)       This Agreement is the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

(c)       There is no pending or, to the best of the Company’s knowledge, threatened action or proceeding before any court, judicial body, administrative agency or arbitrator which could materially adversely affect the ability of the Company to perform its obligations under this Agreement.

(d)       The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.0001 per share and 20,000,000 shares of preferred stock, authorized stated value $10.00 per share. There are 25,112.396 shares of common stock issued and outstanding and there are 95,600 shares of preferred stock issued and outstanding.  The Company has only issued the options, warrants, purchase rights, subscription rights, exchange rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock (together, “Options”) for 17,368,187 shares of capital stock of the Company, excluding shares issuable upon conversion of the debentures.  A complete list of all Options held by the officers, directors and employees of the Company, which contains (i) the holder of each such Option, (ii) the date of issuance of each such Option, (iii) the number of shares of the Company subject to each such Option, (iv) the exercise price of each such Option, and (v) the expiration date of each such Option, has been provided to the Holders contemporaneously herewith.  Except as disclosed therein, there are no outstanding or authorized Options, nor are there  any agreements or plans to issue any such Options other than in accordance with the terms and conditions of this Agreement.

              B.    Each Undersigned Holder, hereby represents and warrants to the Company, on behalf of itself, himself or herself, that:

(a) Power. Each Undersigned Holder has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. Each Undersigned Holder represents that he, her or it owns the Debentures and has not transferred any right, title or interest (including the right to vote) in and to the Debentures.

(b) Authorization; Enforcement.  (a) The Undersigned Holder has the requisite power and authority to enter into and perform his, her or its obligations under this Agreement, (b) the execution and delivery of this Agreement by the Undersigned Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Undersigned Holder, if applicable and (c) this Agreement has been duly executed and delivered by the Undersigned Holder.  To the knowledge of the Undersigned Holder, no other proceedings on the part of the Undersigned Holder are necessary to approve and authorize the execution and delivery of this Agreement.  This Agreement, when executed and delivered, constitutes a valid and binding obligation of the Undersigned Holder, enforceable against the Undersigned Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c) No Conflicts.  The execution, delivery and performance of this Agreement by the Undersigned Holder, and the consummation by the Undersigned Holder of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Undersigned Holder, or (b) result in a violation of any statute, law, rule, regulation, writ, injunction, order, judgment or decree applicable to the Undersigned Holder, or (c) breaches any contractual restrictions of the Undersigned Holder or employment covenant.  The Undersigned Holder is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental or regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

(d) Each Undersigned Holder reiterates as of the date hereof, his, her or its respective representations and warranties as set forth in Paragraph 3.2 of the Securities Purchase Agreement, which is one of the Transaction Documents. Each Undersigned Holder further acknowledges as of the date hereof, that any of the shares of stock in the Company issued hereunder to an Undersigned Holder shall be governed by the provisions of Paragraph 4.1, et. seq., of the Securities Purchase Agreement imposing transfer restrictions and that the shares issued pursuant to this Agreement shall be legended in accordance with Paragraph 4.1 (b) of the Securities Purchase Agreement.

6.        Affirmative Covenants.  The Company covenants and agrees with the Debenture Holders that, for so long as any of the Debentures remain outstanding:

(a) The Debenture Holder Director and the Additional Director, and their respective successors, will be appointed to the Board of Directors in accordance with the terms and conditions of Section 7 below.

(b)  Unless otherwise agreed to in writing in advance by the “Majority Holders,” as defined in Section 7(a) below, the compensation to be paid to each member of the Board of Directors for service from and after the Effective Date of this Agreement shall be limited to the “Annual Stipend Amount,” as defined below, and all such compensation shall be paid as soon as reasonably practicable after the expiration of the “Calculation Period.”  For purposes of this Agreement, the “Annual Stipend Amount” shall mean a number of shares of Common Stock determined by dividing (i) $25,000 by (ii) the average bid/ask price during the thirty (30) day period (the “Calculation Period”) from and after the issuance of the Company’s annual financial statements for the preceding fiscal year.

(c) Unless otherwise agreed to in writing in advance by the Majority Holders, the total number of options for the purchase of shares of Common Stock available for issuance to all employees, consultants and officers and/or directors of the Company shall be limited to twelve million five hundred thousand (12,500,000).

(d)  Except for shares purchased by an officer or director in the open market or in connection with a capital raise by the Company, the prior written consent of a majority of the Board’s Compensation Committee, including that of the Debenture Holder Director, shall be required for (i) the grant any options or warrants to any director, officer, employee or consultant of the Company and (ii) any compensation package offered to any officer or proposed officer of the Company that would enable the officer to purchase in excess of five hundred thousand (500,000) shares of capital stock (whether by option grant, warrant or otherwise).

(e)  Any Options granted in violation of the terms and conditions of this Forbearance Agreement shall be void ab initio.

(f)   If the Debenture Holder director is timely designated by the Majority Holders in accordance with the terms hereof, the Executive Committee of the Board will be reconfigured to include a committee comprised of the Debenture Holder Director, Kira Sheinerman, and one other director selected by a majority of the Board of Directors.  The Executive Committee, in addition to its other roles and responsibilities, will be updated on a timely basis and will be involved with the search for a new Chief Executive Officer and with any and all material negotiations regarding the Company,

(g)   The Company will use its best efforts to announce and hold an annual meeting of its shareholders during the fourth calendar quarter of 2009 ( the “Shareholders Meeting”) at which the shareholders shall be requested to (i) subject to the provisions of this Agreement, elect the individuals to serve on the Board of Directors of the Company until the Company’s next annual meeting of shareholders and (ii) consider and act upon a proposal to amend the Company’s Articles of Incorporation and Bylaws so as to memorialize the obligations of the Company in Section 6 and Section 7 of this Agreement. In connection with the foregoing, the Company hereby covenants and agrees to use its best efforts to cause its Articles of Incorporation and the Bylaws to be amended at the Shareholders Meeting to accomplish the foregoing and to file any and all documents to effectuate the amendment.

7.        Debenture Holder Director and Additional Director.

(a)  The Holders holding a majority of all principal amounts remaining due and payable by the Company under the Debentures (hereinafter referred to as the “Majority Holders”) are hereby granted the right, in accordance with the terms hereof, to nominate two (2) people to serve as members of the Board of Directors of the Company consistent with the terms hereof until such time as all of the Debentures are no longer outstanding (whether or not as the result of conversion or payout or otherwise).  The Company shall use its best efforts to secure the appointment of such nominees to the Board of Directors (including, if necessary, by enlarging the number of members constituting the entire Board and appointing such persons to fill the vacancies created thereby) until the Shareholders Meeting, at which time the Company shall use its best efforts to achieve the election of those nominees to the Board of Directors, including without limitation, including designating such persons as management nominees and soliciting and securing any and all requisite proxies for the election of those nominees. The Debenture Holder Director and the Additional Director may be nominated by the Majority Holders by their providing the Company with a written notice of said consent (the “Consent”) of said nominee(s), together with a copy of the nominee’s curriculum vitae.  The Majority Holders will have until ten (10) days after the Effective Date to nominate the Debenture Holder Director and until sixty (60) days after the Effective Date to nominate the Additional Director. The nomination of the Debenture Holder Director and/or the Additional Director shall be effective upon receipt by the Company of the Consent.  The Company shall have seven (7) days from receipt of the nominations in which to advise the Majority Holders whether the nominee fails to satisfy the criteria set forth in Section 7(b) or Section 7(c), as the case may be, below.  If the Company fails to provide such notice within said seven (7) day period, the nominee will be deemed to have satisfied said criteria.  In the event that it is determined that the nominee fails to meet the criteria set forth in Section 7(b) (with respect to the Debenture Holder Director) or Section 7(c) (with respect to the Additional Director), the Majority Holders and the Company’s Board of Directors shall cooperate, in good faith, to find an acceptable candidate to serve in such capacity.  Each of the Debenture Holder Director and the Additional Director so chosen and accepted shall serve until (i) his or her successor is designated by the Majority Holders, or (ii) his or her earlier resignation, death or (as determined by the Majority Holders) inability to serve, or (iii) all of the Debentures are no longer outstanding, whether due to payment or conversion or otherwise.  The Debenture Holder Director or the Additional Director may resign from the Board upon ninety (90) days advance written notice to the Company, in which case the vacancy shall be filled by Majority Holders nominating a new individual to fill the vacancy at least thirty days prior to the expected vacancy, provided that the new nominee(s) satisfy the requirements for the position of Debenture Holder Director or Additional Director set forth herein, as the case may be.  In such event, the Majority Holders shall determine which of the two (2) directors so nominated shall serve as the Debenture Holder Director.  If the Debenture Holder Director or Additional Director dies or vacates office without giving at least ninety days advance written notice to the Company, the Company shall give the Holders written notice thereof, and the Majority Holders shall have thirty days from the date such notice is deemed given hereunder in which to nominate a successor.

(b) The Debenture Holder Director (and any successor) must have earned a M.D. or a Ph.D. from an accredited or well-established university and have a background in biotechnology, and have served on the Board of Directors of a public company.  In addition to the other authority granted to the Debenture Holder Director herein, the Debenture Holder Director shall be appointed to serve as the Secretary of the Company and shall serve on the Executive Committee of the Board of Directors.

(c)  The Additional Director (and any successor) will be selected consistent with the foregoing, and will be expected to have a science background (e.g., a Ph.D. or M.D. or similar degree from an accredited or well-established university), and will have experience either in the commercial world of medical diagnostic testing or expertise in strategic mergers and acquisitions.

 (d)  It is agreed that, in addition to the foregoing, in order to qualify to serve as the Debenture Holder Director, the Additional Director, or any successor of either, the individual proposed by the Majority Holders must:

1.        not be an officer, director, manager, owner, trustee, or serve in a managerial capacity, whether as an executive, independent contractor, consultant or advisor, of any business organization that manufactures, licenses or sells any products or services that directly compete with the products or services offered or developed by the Company;

2.        not have engaged in any willful misrepresentation, fraud, or illegal conduct with respect to the business or affairs of any business organization that he or she has been associated with in any capacity which materially and adversely affects, or can reasonably be expected so to affect, the operations, prospects or reputation of the Company;

3.           not have been subject to any conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude, and must not been convicted in a criminal proceeding or be a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

4.        not have been subject to a petition under the federal bankruptcy laws or any state insolvency law;

5.        not have been found by a court of competent jurisdiction in a civil action or by the Securities Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.        not have been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.        not have been the subject of any order, judgment or decree of any court or governmental agency permanently or temporarily enjoining him or her from engaging in any type of business practice.

8.        not have been disciplined by any by any self-regulating organization; and

9.        agree, before assuming office,  that while serving as Debenture Holder Director or Additional Director, he or she will at all times act in conformance with, and will not violate, the fiduciary duties owed by a director of the Company to its shareholders and to the Company under applicable law.

The Company hereby acknowledges and agrees that the failure of any nominee of the Majority Holders who is timely designated and who satisfies the conditions and qualifications set forth herein to be appointed and elected to the Board of Directors in accordance with the terms hereof shall constitute a material breach of this Agreement and an Event of Default under the Debentures.

(e)       Notwithstanding anything to the contrary contained herein, if a Debenture Holder Director (or his successor) is not timely nominated by the Majority Holders in accordance with the terms hereof, then the Company shall not be deemed to be in default hereunder or under the Debentures for taking action without the consent of the Debenture Holder Director.

(f)       Directors’ Indemnification; Insurance.

(i)  To the extent commercially available at a cost reasonably consistent with past costs, the Company shall at all times maintain directors’ and officers’ liability insurance comparable in terms and coverage to that maintained on the date hereof for existing directors of the Company, and the Debenture Holder Director and Additional Director shall be covered under such insurance.

(ii) The Company shall at all times, to the fullest extent permitted by applicable law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board of Directors of the Company. The same may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board until at least six years following the date, in each case, that the Debenture Holder Director or the Additional Director is no longer a member of the Board of Directors of the Company.

(iii) The Debenture Holder Director and the Additional Director who actually join the Board of Directors of the Company in accordance with the terms hereof, and are each intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 7(e) and the obligations of the Company pursuant to this Section 7(e) shall be enforceable by the Debenture Holder Director and the Additional Director.

(f)  It is agreed and understood that monetary damages would not adequately compensate the Holders for the breaches of the provisions of Sections 6 or 7 of this Agreement by the Company, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement by the Company shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

8.        No Waiver.  Except as otherwise provided for in this Agreement, nothing herein shall affect in any way the Company’s obligations or any of the rights or remedies of the Holders arising under the Transaction Documents, and the Holders shall not be deemed to have waived any of such rights or remedies with respect to any event of default that has not already occurred or an event or condition which hereafter, with notice or the lapse of time from and after execution of this Agreement, or both, would become an Event of Default under the Transaction Documents.

9.        Release of Holders.  In consideration of the Holder’s acceptance of the terms of this Agreement, and provided that each Holder executes and delivers this Agreement to the Escrow Agent on or before January 30, 2009 or any extension of such Effective Date as signed by all of the Holders who have executed this Agreement, and if the conditions to effectiveness of each Holder’s waiver and forbearance set forth in Section 4 hereof are fully satisfied, then:

(a)     The Company, for itself and its parents, subsidiaries, affiliates, predecessors,  successors and assigns (collectively, “Company Affiliates”), will be deemed to have jointly and severally, released and forever discharged the Undersigned Holders and each of their heirs and representatives (collectively, “Debenture Holder Affiliates”), from any and all actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which the Company or any Company Affiliate ever had or now has against any Debenture Holders or any Debenture Holder Affiliate upon or by reason of any matter, cause, or thing relating to the exercise of any of their respective rights under the Transaction Documents or under this Agreement; and

(b)     Each of the Undersigned Holders, for itself and its parents, subsidiaries, affiliates, predecessors, heirs, successors and assigns (collectively, “Releasing Holder Affiliates”), will be deemed to have jointly and severally, released and forever discharged the other Holders and each of their agents, heirs, executors, administrators, and representatives (collectively, “Debenture Holder Affiliates”), from any and all actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, known or unknown, in law or in equity, which the Undersigned Holders, or any of them, or any Releasing Holder Affiliate, ever had or now has against any other Debenture Holders or any Debenture Holder Affiliate upon or by reason of any matter, cause, act or thing relating to the exercise of any of their respective rights under the Transaction Documents or under this Agreement or relating to any act or omission by the Debenture Holder while acting as an officer, director, agent or representative of the Company.  Each Holder that is not a signatory to this Agreement, and each Debenture Holder Affiliate, is intended to be a third-party beneficiary of the obligations of the Undersigned Holder pursuant to this Section 9(b) and the obligations of the Undersigned Holder pursuant to this Section 9(b) shall be enforceable by each such Holder and such Debenture Holder Affiliates.

10.       Limitation and Conditions on Reimbursement For Attorneys Fees.  The Company has agreed, if this Agreement is executed by all of the Holders, to reimburse the Holders for attorneys fees, costs and expenses reasonably incurred in connection with the review of this Forbearance Agreement; provided, however, that the amount of attorneys fees, costs and expenses payable by the Company to any Holder shall be limited to (a) a cash amount equal to the product of (i) $50,000  (the "Cash Reimbursement"), and (ii) a fraction, the numerator of which is equal to the   principal amount due and owing such Holder under his, her or its   Debenture(s), and the denominator of which is equal to $2,170,500, (said fraction hereinafter referred to as the "Holders Pro Rata Portion"), and (b) a number of  shares of Common Stock  (par value $.0001 per share) equal to the product of (I) 200,000, and (ii) the Holder's Pro Rata Portion.  Any request for such reimbursement must be delivered to the Company in writing, together with  documentation supporting the request, so that it is actually received on or before January 30. 2009.  If a Holder fails to deliver such a request to the Company on or before January 30, 2009, then that Holder will be deemed to have waived any right or claim to reimbursement  for any attorneys' fees, costs or expenses  under this Agreement, Paragraph 4.10 of the Securities Purchase Agreement or otherwise.  In connection with the foregoing, the Company will ensure delivery  to the Holders of (i) the shares of Common Stock within ten days after this Agreement is released from escrow, and (ii) one-half of the Cash Reimbursement within three business days of the Effective Date, and the other half of the Cash Reimbursement within fifteen business days of the Effective Date.  The Parties agree that fifty-percent of the Cash Reimbursement shall be paid to the law firm of Harris Beach ("Harris"), as counsel for the Majority Holders.  Accordingly, for the avoidance of doubt, $12,500 will be payable to Harris  within three business days after the Effective Date, and $12,500 payable will be payable to Harris within fifteen business days after the Effective Date.  The failure of the Company to make such payments to Harris would constitute a default by the Company of its obligations under this Agreement.

11.       Assignment.  The Company may not assign any of its obligations hereunder or under any related agreement to any person without the prior written consent of the Undersigned Holder.

12.       Voluntary Agreement.  Each of the undersigned represents and warrants that it is represented by legal counsel of its choice, is fully aware of the terms contained in this Agreement and has, voluntarily and without coercion or duress of any kind, entered into this Agreement.

13.       Notices.  Any notice, payment, demand, instruction or communication required or permitted to be given by any provision of this Agreement (each, hereinafter, a “Communication”) must refer to this Agreement and will be deemed to have been given when delivered personally to the party designated to receive such notice or on the third business day after the same is sent by certified mail, postage and charges prepaid, or on the first business day after same is sent by a nationally recognized overnight courier service. In each instance, in order to be delivered to the Company, a Communication directed to the Company must be addressed to Xenomics, Inc., One Deer Park Drive, Suite F, Monmouth Junction, New Jersey 08852, Attn: Controller, with a copy to Kira Sheinerman, Ph.D., c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.  Any Communication to a Holder hereunder must be directed to the last known address the Company has for such Holder or to such other address as such Holder may designate by written notice to the Company.

14.       Entire Agreement; Binding Affect.  This Agreement, together with the Transaction Documents and the escrow agreement attached hereto, constitute the entire and final agreement between the parties, and supersedes and replaces and prior or contemporaneous agreement, whether oral or written, between the parties. This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto.

15.       Severability.  If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any such provision is held to be invalid, illegal or unenforceable, there will be added in lieu thereof a provision as similar in effect to such provision as is possible and that such added provision will be legal, valid and enforceable.

16.       Headings.  All headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

17.       Governing Law; Venue.  This Agreement shall be construed and interpreted in all respects in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.  Each of the undersigned specifically and irrevocably consents to the exclusive jurisdiction and venue of the Federal and state courts located within New York County, New York with respect to all matters concerning this Agreement and the Transaction Documents and, to the fullest extent permitted by law, waives any claim that such venue constitutes and inconvenient forum for such action.

18.       Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document, and it shall not be necessary in making proof of this Agreement to present or account for more than one such fully executed counterpart.  For all purposes, a facsimile copy of any party’s signature on this Agreement shall be deemed to be an original.

19.       Amendment.  Neither this Agreement nor any of the provisions hereof can be changed, modified, amended, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, modification, amendment, waiver, discharge or termination is sought; provided, however, that any change, amendment or modification that has an adverse effect on any other Holder shall not be effective until said change, amendment or modification has been signed by said Holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XENOMICS, INC.

By:
Name:
Title:

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On the _____ day of January, in the year 2009, before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Debenture Holder Signature Pages to Follow]

SIGNATURE PAGE TO FORBEARANCE AGREEMENT
DATED AS OF JANUARY 16, 2009 FOR DEBENTURE HOLDERS

STATE OF _____________	)
) SS.:
COUNTY OF ___________	)

On the _____ day of January, in the year 2009, before me, the undersigned, personally appeared ______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public